EXHIBIT 4.2
SHAREHOLDERS’ AGREEMENT
     This Shareholders’ Agreement (this “Agreement”) is entered into and shall be effective as of September, 2004 among Envision Worldwide Holdings Limited, a British Virgin Islands international business company (the “Company”), and certain shareholders of the Company from time to time made a party hereto (each such Person being referred to herein as a “Shareholder” and all such Persons being referred to collectively herein as the “Shareholders”).
RECITALS
     Each person signing this Agreement is desirous of becoming a shareholder of the Company by purchasing securities of the Company or exercising options to purchase securities of the Company, and the Company is desirous in connection therewith and as a condition precedent thereto to confirm certain understandings with such persons relating to the securities being acquired by such person.
TERMS OF AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
GENERAL PROVISIONS
     1.1 Application. Each Shareholder expressly agrees that the terms and conditions of this Agreement shall apply to: (a) all shares of common stock, par value $1.00 per share of the Company (the “Common Stock”), and all other securities of the Company which he now owns or has voting control over, including, without limitation, the shares of Common Stock acquired by such Shareholder upon the exercise of options granted pursuant to the Envision Worldwide Holdings Limited 2004 Key Executive Stock Option Plan (the “Plan”); (b) any shares of Common Stock and other securities of the Company which he hereafter acquires or obtains voting control over by any means, including without limitation, upon the exercise of options granted pursuant to the Plan, or by agreement, purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification or other similar transaction (whether voluntary or involuntary); and (c) any shares of capital stock and other securities of any successor in interest of the Company which he hereafter acquires or obtains voting control over, including, without limitation, by means of a sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (collectively, the “Shares”).
     1.2 Additional Shareholders. Except as expressly set forth herein or agreed to by the Company, any Person acquiring Shares shall, as a precondition of acquiring such Shares, promptly thereafter become a party to this Agreement by signing and delivering to the Company a written agreement to that effect; and the certificates evidencing the Shares acquired by any such Person shall bear the legend set forth in Section 1.4 of this Agreement, and be subject to, and have the benefit of, the terms and provisions of this Agreement.

     1.3 No Partnership Relationship. Notwithstanding any provision of this Agreement, subject to applicable law, the parties understand and agree that the management and operation of the Company in accordance with the terms of this Agreement shall not create or imply a general partnership, fiduciary or similar relationship between or among the Shareholders and any other shareholders of the Company and shall not make any Shareholder the agent or partner of any other shareholder of the Company for any purpose.
     1.4 Legend. All Shares shall be certificated. All certificates representing Shares shall on the face thereof bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, REPURCHASE OPTIONS AND OTHER TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN SHAREHOLDERS’ AGREEMENT AMONG THE ISSUER AND CERTAIN OF ITS SHAREHOLDERS, COPIES OF WHICH ARE ON FILE AT AND MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND OTHER TERMS AND CONDITIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.”
     1.5 Definitions. For purposes of this Agreement, (i) any decision, determination, election or other action of the Company shall be deemed to require a majority vote of the Board of Directors of the Company (the “Board”) unless otherwise specifically delegated by the Board; and (ii) the following terms shall have the following meanings:
     “Drag-Along Sale” means the Sale of the Company approved by the Board.
     “Independent Third Party” means any Person who, immediately prior to a contemplated transaction, does not own a majority of the Company’s capita] stock on a fully-diluted basis (a “Majority Owner”), who is not controlling, controlled by or wider common control with any such Majority Owner and who is not the spouse or descendent (by birth or adoption) of any such Majority Owner or a trust for the benefit of such Majority Owner and/or such other Persons, a company (which shall include corporations and limited liability companies) owned solely by such Majority Owner and/or such other Persons or a partnership whose partners include only such Majority Owner and/or such other Persons.
     “Initial Public Offering” means the first offer and sale of the Company’s capital stock in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for the account of the Company.

     “Person” means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     “Sale of the Company” means a sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such Party or Parties acquire initially or through a series of related transactions consummated within a twelve (12) month period (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the capital stock of the Company) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
     Additional Defined Terms. With respect to a Shareholder, the terms “Cause,” “without Cause,” and “Good Reason,” as used in this Agreement shall have the defined meanings set forth in that certain Employment Agreement between AAI.FosterGrant, Inc., a Rhode Island corporation and indirect majority-owned subsidiary of the Company (“FosterGrant”), and such Shareholder (or the original Shareholder who directly or indirectly transferred such Shares to such Shareholder) as set forth on Exhibit A hereto, as may be amended from time to time by the parties in accordance with the terms therein or any subsequent employment agreement entered into by the parties in lieu thereof. If such Shareholder is not listed on Exhibit A (and did not receive such Shares directly or indirectly from a Shareholder listed on Exhibit A), then the terms “Cause,” “without Cause,” and “Good Reason,” shall have the meaning given in the then-current written employment agreement between such Shareholder (or the original Shareholder who directly or indirectly transferred Shares to such Shareholder) and the Company, or one of its affiliates, as applicable.
ARTICLE II
RESTRICTIONS ON TRANSFER OF SHARES
     2.1 Prohibition on Non-Complying Transfers. No Shareholder shall sell, assign, transfer, exchange, gift, pledge, hypothecate, create a security interest in or lien on or otherwise alienate, dispose of or encumber any Shares or any right or interest therein (each, a “Transfer”) for value or otherwise, whether voluntarily or involuntarily, except in accordance with the terms of this Article II or of Articles III or IV hereof, Any such purported Transfer in violation of any provision of this Agreement shall be of no force or effect, and the Company shall not be required to recognize such purported Transfer for any purpose, including without limitation, for purposes of dividend and voting rights.
     2.2 Transfer of Shares Pursuant to a Bona Fide Offer.
          (a) Right of First Refusal of the Company and the 25% Owners. If any Shareholder desires to Transfer any Shares to a Person pursuant to a bona fide offer (other than pursuant to a Permitted Transfer (as defined below) or a Drag-Along Sale), such Shareholder (the “Selling Shareholder”) shall give written notice (“Selling Shareholder’s Notice”) to the Company and each Shareholder of the Company owning at least twenty-five percent (25%) of the Company’s capital stock as recorded in the Company’s stock register on a fully-diluted basis (a “25% Owner” (whose names and addresses the Company shall promptly supply to

Shareholder upon request) setting forth (i) the number of Shares that the Selling Shareholder proposes to sell; (ii) the name and address of the proposed transferee; (iii) the proposed purchase price, terns of payment and other material terms and conditions of such proposed Transfer, and (iv) an estimate, in the Selling Shareholder’s reasonable judgment, of the fair market value of any non-cash consideration offered by the proposed transferee; and attaching a copy of the binding written offer or agreement of the proposed transferee to purchase such Shares from the Selling Shareholder. Upon receipt of the Selling Shareholder’s Notice, the Company shall have the option (but not the obligation), exercisable by delivery of written notice (the “Company’s Notice”) to the Selling Shareholder within thirty (30) days of receipt of the Selling Shareholder’s Notice (the “Company’s Election Period”), to purchase or designate one or more Persons to purchase all or any portion of the Shares proposed to be sold (the “Offered Shares”) at a price (the “Purchase Price”) equal to the price set forth in the Selling Shareholder’s Notice, payable as provided in Section 2.2(b) hereof. If the Company does not elect to purchase or designate one or more Persons to purchase all of the Offered Shares, then the 25% Owners shall have the option (but not the obligation), exercisable by delivery of written notice (the “25% Owners’ Notice”) to the Selling Shareholder within thirty (30) days of receipt of the Selling Shareholder’s Notice (the “25% Owners’ Election Period”) to purchase all remaining Offered Shares (the “Remaining Shares”) not so elected to be purchased by the Company on the same terms and conditions as specified in the Selling Shareholder’s Notice. Unless otherwise agreed between or among the 25% Owners, each of the 25% Owners may purchase his pro rata portion of the Remaining Shares, which shall be calculated by multiplying the number of Remaining Shares by a fraction, the numerator of which is the number of Shares held by such 25% Owner and the denominator of which is the number of Shares held by all 25% Owners. If one or more of the 25% Owners elects not to purchase his pro rata portion of the Remaining Shares, then the remaining 25% Owners may purchase their pro rata portion of the remaining shares of the Remaining Shares in successive rounds until all such Shares have been purchased.
          (b) Transfers to the Company and/or the 25% Owners. Notwithstanding anything else to the contrary set forth herein, the Company (or its designees) and/or the 25% Owners must together purchase either all or none of the Offered Shares from the Selling Shareholder. If the Company (and its designees) and/or the 25% Owners have not elected to purchase all of the Offered Shares from the Selling Shareholder, the Selling Shareholder may sell the Offered Shares to the proposed transferee in accordance with Section 2.2(c) below. If the Company has elected to purchase or designate one or more Persons to purchase all or any portion of the Offered Shares from the Selling Shareholder, the Transfer of such Shares shall be consummated as soon as practicable after delivery of the Company’s Notice, but in any event within thirty (30) days after the expiration of the Company’s Election Period. If the 25% Owners have elected to purchase all or any portion of the Offered Shares from the Selling Shareholder, the Transfer of such Shares shall be consummated as soon as practicable after delivery of the 25% Owners’ Notice, but in any event within thirty (30) days after the expiration of the 25% Owners’ Election Period. The Company and/or each of the 25% Owners to the extent that each elects to purchase any of the Offered Shares, shall be referred to as the “Purchasing Entity.” At the closing of the purchase of the Offered Shares, (I) the Purchasing Entity shall pay to the Selling Shareholder the Purchase Price, and (2) the Selling Shareholder shall provide representations and warranties to the Purchasing Entity and/or its designees as to his title to such securities and confirming that there are no liens or encumbrances on such securities (other than pursuant to this Agreement) and shall indemnify and hold the Purchasing Entity (and/or its designees, in the case of the Company) harmless against any breach thereof, and sign such stock powers and other documents as may be reasonably requested by the Purchasing Entity (and/or its designees, in the case of the Company).
          (c) Transfers to Third Parties. If the Company and/or the 25% Owners shall not have elected to purchase (or, in the case of the Company, designate one or more Persons to purchase) all of the Offered Shares proposed to be sold in the Selling Shareholder’s Notice, then the Selling Shareholder shall be free to sell all, but not less than all, the Offered Shares to the proposed transferee designated in the Selling Shareholder’s Notice at a price and on terms no less favorable to the Selling Shareholder than those described in the Selling Shareholder’s Notice; provided, however, that such sale is consummated within ninety (90) days after the giving of the Selling Shareholder’s Notice to the Company and the 25% Owners pursuant to Section 2.2(a). As a condition precedent to the effectiveness of a Transfer pursuant to this Section 2.2(c), the proposed transferee shall agree in writing prior to such Transfer to become a party to and abide by the terms and conditions of this Agreement and to hold the Shares so transferred subject to the terms and conditions of this Agreement (and any amendments hereto).
     2.3 Permitted Transfers. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions set forth in this Article II shall not apply to any Transfer of Shares by a Shareholder pursuant to Articles III or IV hereof or (a) to any other Shareholder; (b) to his spouse or children, or to a trust established solely for the benefit of his spouse, children or himself or herself, or to any of the foregoing pursuant to his or her will; (c) to a company (which may be a corporation or a limited liability company) whose shareholders or members consist solely of such Shareholder; (d) to a partnership whose partners consist solely of such Shareholder or (e) to any other Person approved by the Board of Directors of the Company in its sole and absolute discretion (each of the foregoing being referred to herein as a “Permitted Transfer”); provided, however, that, any transferee first agrees in writing prior to such Transfer to become a party to and abide by the terms and conditions of this Agreement and to hold the Shares so transferred subject to the terms and conditions of this Agreement (and any amendments hereto).
ARTICLE III
REDEMPTION OF SHARES
     3.1 Right of the Company to Redeem Shares. The Company shall have the option (but not the obligation), exercisable by it at any time following the termination of a Shareholder’s employment with the Company, or its affiliates, as applicable, for any reason, within 90 days following the later of (i) such termination or (ii) with respect to any particular Share, the date such Share was acquired by a Shareholder whether through the exercise of an option or otherwise, by delivery of written notice (the “Redemption Notice”) to the Shareholder (the “Redemption Shareholder”), to purchase or designate one or more Persons to purchase (a “Redemption”) all or any portion of the Shares held by such Shareholder (the “Redemption Shares”) at a price (the “Redemption Price”) determined as follows: (a) if the Shareholder’s employment is terminated for “Cause”, or by the Shareholder for any reason other than “Good Reason”, then the Redemption Price shall be $92,000 per Share (subject to adjustment in the event of changes in the capitalization of the Company in the same way the exercise price of options ranted under the Plan would be adjusted in such event pursuant to Section 19 of the Plan), and (b) if the Shareholder’s employment is terminated “without Cause,” or by the

Shareholder for Good Reason, then the Redemption Price shall be equal to the fair market value of the Shares as determined in good faith by the Board of Directors of the Company as of the date the Redemption Notice is delivered by the Company. Any determination by the Board of Directors of the Company of the price at which the Company or its designee may purchase Shares shall be final, conclusive and binding on the parties. The Redemption Price shall be payable as provided in Section 3.2 hereof. The Board shall determine in its sole and absolute discretion whether Cause exists under the applicable Employment Agreement and such determination shall be final, conclusive and binding on the Shareholder.
     3.2 Redemption Procedures. If the Company has elected to purchase or designate one or more Persons to purchase any Shares under Section 3.1 above, the Transfer of such Shares shall be consummated as soon as practicable (but not more than thirty (30) days) following the delivery of the Redemption Notice. At the close of the purchase of the Redemption Shares, the Redemption Shareholder shall provide representations and warranties to the Company and/or its designees as to his title to such securities and confirming that there are no liens or encumbrances on such securities (other than pursuant to this Agreement or pursuant to the actions of the Company) and shall indemnify and hold the Company and/or its designees harmless against any breach thereof, and sign such stock powers and other documents as may be reasonably requested by the Company and/or its designees. At the close of the purchase of the Redemption Shares, the Company shall pay to the Redemption Shareholder the Redemption Price by delivery of cash or, at the election of the Company, a promissory note (i) bearing interest at five percent (5%) per annum, (ii) payable in equal monthly installments over a period designated by the Company of up to two (2) years; and (iii) providing the Company with right of offset on account of the Shareholder’s breach of any provision of any employment or other agreement entered into by the Shareholder with the Company, or its affiliates, as applicable.
     3.3 Right of Redemption Following Permitted Transfer. In the event a Shareholder (a “Transferring Shareholder”) has made a Permitted Transfer of shares pursuant to Section 2.3, then such Shares shall remain subject to this Article III and upon the Transferring Shareholder ceasing his employment with the Company, or its affiliates, as applicable, for any reason, then such Shares shall still be subject to redemption pursuant to this Article Ill notwithstanding their transfer to a Permitted Transferee (or subsequent Permitted Transferee) in accordance with Section 2.3.
ARTICLE IV
SALE OF THE COMPANY
     In the event of a Drag-Along Sale, upon the written request of the selling shareholder initiating the sale as in the case of a sale of equity securities or of the Company as in the case of a sale of all or substantially all assets, the Company shall deliver written notice to each Shareholder at least twenty (20) days prior to the consummation of such transaction, setting forth the material terms thereof. Each Shareholder shall (i) vote for, consent to and raise no objection to such Drag-Along Sale, (ii) if the Drag-Along Sale is structured as a merger or consolidation, waive any dissenters, appraisal or similar rights in connection with such merger or consolidation, (iii) if the Drag-Along Sale is structured as a sale of stock, agree to sell and sell all of his Shares and rights to acquire Shares (or, in the event that the proposed transaction shall result in the sale of less than one hundred (100%) percent of the Company’s capital stock, that number of Shares that is equal to the product obtained by multiplying (a) the aggregate number of shares of equity securities of the Company to be transferred in the proposed transaction by (b) such Shareholder’s ownership percentage of the outstanding shares of equity securities of the Company immediately before the proposed transaction) on the same terns and conditions as all other holders of the same class of securities, and (iv) take such actions and execute such documents as shall be deemed necessary or desirable by the Board in connection with the consummation of the Drag-Along Sale and the Transfer of his Shares.
ARTICLE V
CO-SALE RIGHT
     No 25% Owner shall transfer any shares of capital stock of the Company constituting at least fifty-one percent (51%) of the aggregate issued and outstanding capital stock of the Company on a fully diluted basis (assuming exercise, exchange or conversion of all options, warrants and other securities which may be converted into or exchanged or exercised for shares of capital stock of the Company) (“Capital Stock”), in any one or more transactions, until such 25% Owner notifies each Shareholder of the proposed transaction and gives each Shareholder the opportunity to include such Shareholder’s Shares in the sale to the proposed transferee, upon the same terns and conditions offered to the 25% Owner by such transferee. The number of shares of Capital Stock that the 25% Owner and each Shareholder shall be entitled to have included in such sale will be a number determined by multiplying the number of shares of Capital Stock initially proposed to be sold by the 25% Owner by a fraction, the numerator of which is the total number of shares of Capital Stock owned by such 25% Owner or Shareholder, as the case may be, and the denominator of which is the total number of shares of Capital Stock then owned by all Shareholders and the 25% Owner. Each Shareholder shall have a period of 5 days (the “Co-Sale Offer Period”) from the date on which notice of such opportunity is received to give the 25% Owner written notice of its desire to participate in such sale, stating in such notice the number of Shares desired to be sold; and if no such notice is given within the Co-Sale Offer Period, such Shareholder shall be deemed to have chosen not to participate. If during the Co-Sale Offer Period, any Shareholders choose not to participate in such a sale, in whole or in part, the 25% Owner shall promptly notify all other participating Shareholders and such other Shareholders shall have the right, for a 5-day period beginning on the first day after the expiration of the Co-Sale Offer Period, to increase the number of Shares they may sell pursuant to this Article V, so that each Shareholder and the 25% Owner get to sell additional shares in such transaction in the same proportion as the Shares they are permitted to sell in such transaction pursuant to the second sentence of this section.
ARTICLE VI
CORPORATE GOVERNANCE
     In the event that the Shareholder shall at any time hold Shares that are entitled to vote on any matter submitted to the shareholders of the Company, each such Shareholder shall, in connection with any matter that may be submitted to the Shareholders from time to time (including, without limitation, the election of directors), vote all of his Shares and any other voting securities of the Company over which such Shareholder has voting control in favor of any action proposed by the Board of Directors of the Company and against any action opposed by the Board of Directors of the Company. In order to secure each Shareholder’s obligation to vote his

Shares and other voting securities of the Company in accordance with the provisions of this Agreement, each Shareholder hereby appoints a representative designated by the majority shareholder of the Company (or if there shall be no such majority shareholder, a representative designated by the Board of Directors of the Company) or his designee as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his Shares and other voting securities of the Company for all matters that may be submitted to the shareholders of the Company from time to time whether in person or by proxy at a meeting of shareholders or by execution of a written consent of shareholders. The proxies and powers granted by each Shareholder pursuant to this Article VI are coupled with an interest and are given as a condition to the issuance by the Company of Shares to the Shareholders. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability or bankruptcy of such Shareholder and the subsequent holders of his Shares.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Each Shareholder represents and warrants to the Company and the other Shareholders as follows, which representations and warranties shall survive the execution and delivery of this Agreement:
     (a) if the Shareholder is a business association, then such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby;
     (b) if the Shareholder is a natural person, then such Shareholder has the competence, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;
     (c) this Agreement constitutes the legally valid and binding obligation of such Shareholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and by general principles of equity;
     (d) the execution and delivery of this Agreement does not violate, conflict with, breach or cause a default under any agreement to which such Shareholder is a party or by which his properties or assets are bound, or violate any judgment, rule, law or regulation applicable to him; and
     (e) such Shareholder has not engaged any broker, finder or investment banker, which engagement would require the payment of fees by other parties hereto.
ARTICLE VIII
TERMINATION
     Except as otherwise provided herein, this Agreement shall terminate upon the first to occur of the following events: (a) upon the consummation by the Company of an Initial Public Offering; or (b) upon the mutual agreement of all parties.

ARTICLE IX
MISCELLANEOUS
     9.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as expressly set forth herein, no party hereto may assign any of his rights or delegate any of his duties hereunder except in connection with a transfer of Shares permitted under the terms of this Agreement.
     9.2 Entire Agreement. This Agreement and any stock option agreements and any employment, consulting and similar agreements entered into between the Company and any Shareholder constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
     9.3 Amendment. Except as otherwise provided herein, any modification, amendment or waiver of any provision of this Agreement shall be effective against the Company and all Shareholders when such modification, amendment, or waiver is approved in writing by (a) the Company and (b) the holders of at least fifty-one (51%) percent of the shares of the Common Stock held by all Persons party to this Agreement other than the Company; provided, however, that if such amendment or modification would affect one or a group of Shareholders adversely but not affect all such Shareholders adversely, then the consent of at least fifty-one percent (51%) of the Shares held by the Shareholders adversely affected by such amendment or modification must first be obtained by the Company; provided further, however, that the Company may from time to time add additional shareholders of the Company to this Agreement without the consent or additional signatures of the parties hereto (and/or amend and/or restate this Agreement to reflect such additions) and, upon the Company’s receipt of such additional shareholders’ signature pages, such additional shareholders shall be deemed to be a party hereto and such additional signature pages shall be a part of this Agreement.
     9.4 Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given to a party (a) upon delivery if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed in the case of Shareholders to the address indicated in the Shareholder’s then current personnel records if such Shareholder is an employee or to such address as the Shareholder by notice to the Company may have designated from time to time, and in the case of the Company to the principal executive office maintained by the Company from time to time (to the attention of the Company’s President) or at such other address as the Company by notice to the Shareholders may have designated from time to time.
     9.5 Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

     9.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Rhode Island applicable to contracts executed and to be wholly performed within such State (without regard to the choice of law provisions thereof). Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Rhode Island sitting in Providence County, Rhode Island and of the United States District Court for the District of Rhode Island for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document sent by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     9.7 Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified to the minimum extent possible so as to be enforceable and shall be enforced.
     9.8 Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.
     9.9 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays, provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     9.11 Independent Causes; Attorneys’ Fees. The existence of any cause of action in favor of any Shareholder against the Company, any affiliate or any other Shareholder shall not constitute a defense to enforcement of such Shareholder’s covenants and agreements contained in this Agreement by the Company and the other Shareholders. Each party hereto, in the event that any other party hereto fails to observe or perform any of his warranties or covenants herein contained, shall have all remedies available to him in law or equity, including, without limitation, the equitable remedies of specific performance and injunctive relief, and shall be fully indemnified by the party which fails to observe or perform any of his warranties or covenants for (and held harmless against) any and all costs, expenses, damages and liabilities (including without limitation reasonable attorneys’ fees and expenses) caused by or resulting from any such failure.
     9.12 Further Assurances. Each party hereto agrees to act in good faith with respect to achieving the objectives of this Agreement, and towards that end agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the purpose and intent of this Agreement.
     9.13 Number; Gender. Whenever used herein, the singular number shall include the plural and the plural number shall include the singular; and the male gender shall include the female gender and the neuter, and vice versa.
     9.14 Term. Except as otherwise provided in this Agreement, the term of this Agreement shall be indefinite. Notwithstanding the disposition by a Shareholder of his Shares, this Agreement shall nonetheless continue and remain in full force and effect in accordance with its terms and conditions between and among the Company and the surviving or remaining Shareholders, and the Shares owned by them shall remain subject to this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and each Shareholder has executed this Agreement as of the day and year first written above.

ENVISION WORLDWIDE HOLDINGS LIMITED
By:	/s/ John R. Ranelli
John R. Ranelli, President and Chief
Executive Officer

SHAREHOLDER:
/s/ John R. Ranelli
John R. Ranelli
Address:

/s/ Brian J. Lagarto
Brian J. Lagarto
Address:

/s/ John R. Agre
John R. Agre
Address:

/s/ John H. Flynn, Jr.
John H. Flynn, Jr.
Address:

25% OWNERS (only for purposes of Article V): FG HOLDINGS LLC
By:	Medici I Investment Corp., Manager

By:	/s/ Jared Bluestein
Jared Bluestein, Director

EXHIBIT A
EMPLOYMENT AGREEMENTS
Employment Agreement dated as of April 10, 2002 between AAi .FosterGrant, Inc. and John R. Ranelli, as amended October 1, 2003 and September 30, 2004.
Employment Agreement dated as of April 10, 2002 between AAi .FosterGrant, Inc. and Brian J. Lagarto, as amended October 1, 2003 and September 30, 2004.
Employment Agreement dated as of April 10, 2002 between AAi .FosterGrant, Inc. and John R. Agre, as amended October 1, 2003 and September 30, 2004.
Employment Agreement dated as of April 10, 2002 between AAi. FosterGrant, Inc. and John H. Flynn, Jr., as amended October 1, 2003 and September 30, 2004.

A-1